                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invivo Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               INVIVO CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 9, 1999

To the Stockholders of
Invivo Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Invivo Corporation ("the Company"), a Delaware corporation, will be held on December 9, 1999 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To amend the Company's 1994 Stock Option Plan to increase by 200,000 the number of shares covered by the Plan.

     3. To ratify the selection of KPMG LLP as independent public auditors of the Company.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on November 5, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary

November 15, 1999

                               INVIVO CORPORATION
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Invivo Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on December 9, 1999 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588.

VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof has been fixed as November 5, 1999. As of that date, there were outstanding 4,280,949 shares of Common Stock of the Company. Each stockholder will be entitled to one vote for each share of common stock held on all matters to be voted upon. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Broker non-votes are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum. Subject to prior revocation, all shares represented at the meeting by properly executed proxies will be voted in accordance with specifications on the proxy. If no specification is made, the shares will be voted in favor of: (i) the election of nominees provided for herein as directors; and (ii) the amendment of the Company's 1994 Stock Option Plan to increase by 200,000 the number of shares covered by the Plan and (iii) the ratification of KPMG LLP as independent public auditors of the Company.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to stockholders, and to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid for any such services.

     This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November 5, 1999.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation or removal. All of the nominees listed below are currently directors of the Company. There are no family relationships among executive officers or directors of the Company, except that Mr. Hawkins, the President, Chief Executive Officer, Secretary and a director, and Mr. Glenn, the Chief Financial Officer, are brothers-in-law.

                     MANAGEMENT RECOMMENDS A VOTE IN FAVOR
                             OF EACH NAMED NOMINEE

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors have no reason to believe that any nominee will be unavailable to serve. The five candidates receiving the highest number of the affirmative votes cast at the Annual Meeting will be elected directors of the Company.

NOMINEES

     The names, ages and periods of service on the Company's Board of Directors of the nominees, and certain other information about them, is set forth below:

                                                              DIRECTOR
                        NAME                           AGE     SINCE
                        ----                           ---    --------
James B. Hawkins(1)..................................  44       1985
Ernest C. Goggio(2)..................................  76       1986
George S. Sarlo(1, 2)................................  61       1991
Laureen DeBuono(1, 2)................................  42       1998
Roger Susi...........................................  46       1998

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Hawkins has been President, Chief Executive Officer and a director of the Company, and its predecessor, since August 1985. He has served as Secretary of the Company since September 1986. Mr. Hawkins served as a director of Pillar Corporation, a stockholder of the Company, from August 1987 to August 1999.

     Mr. Goggio has served as Chairman of the Board of Directors of the Company since November 1986. He has been President and Chairman of the Board of Directors of Pillar Corporation since 1966. Pillar Corporation, based in Milwaukee, Wisconsin, manufactures heat induction and melting equipment for the metals industry.

     Mr. Sarlo has been a director of the Company since January 1991. He has been a general partner of the Walden Group of venture capital funds since 1974. Mr. Sarlo also founded and has served as Chairman of the Board of Directors of Ashfield and Co. Inc., an investment management company, since 1973.

     Ms. DeBuono has been a director of the Company since February 1998. From October 1998 to October 1999, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of ReSound Corporation, a hearing health care company that manufactures and markets advanced hearing devices. From 1992 to mid-1998, Ms. DeBuono was Executive Vice President and General Counsel of Nellcor Puritan Bennett Inc., a medical device company.

     Mr. Susi has been a director of the Company since December 1998. Mr. Susi founded and served as President of Invivo Research Inc., a wholly owned subsidiary of Invivo Corporation, from 1986 to November 1998. Effective November 1, 1998, Mr. Susi became Chairman of the Board of Directors of Invivo Research Inc. In connection with the sale of Invivo Research Inc. to the Company in 1992, Mr. Susi had certain rights to receive installment payments at times selected by him or the Company. In fiscal 1999, he elected to receive his final payments totaling $2,095,500 in cash and 82,256 shares of the Company's Common Stock. For further information regarding these payments see Note 2 in the consolidated financial statements.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1999 by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee to the Board of Directors, (iii) the Chief Executive Officer and each other executive officer of the Company as of June 30, 1999 whose salary and bonus for the year ended June 30, 1999 exceeded $100,000, and (iv) all officers and directors of the Company as a group.

                                                                 AMOUNT OF
                                                                BENEFICIAL         PERCENTAGE OF
                           NAME*                              OWNERSHIP(1)(2)         SHARES
                           -----                              ---------------      -------------
Ernest C. Goggio............................................      414,986(3)            9.6%
Botti Brown Asset Management................................      274,480               6.4%
  655 Montgomery Street, Suite 600
  San Francisco, CA 94111
Dawson Samberg Capital Management, Inc. ....................      260,000               6.1%
  354 Pequot Avenue
  Southport, CT 06490
James B. Hawkins............................................      294,916(4)            6.6%
George S. Sarlo.............................................      109,937(5)            2.5%
Roger Susi..................................................       54,000(6)            1.3%
Laureen DeBuono.............................................       10,000(7)            0.2%
John F. Glenn...............................................       26,500(8)            0.6%
F. Larry Young..............................................       20,000(9)            0.5%
All executive officers and directors as a group (7
  persons)..................................................      930,339(10)          20.0%

---------------
  * The address of each of the directors or executive officers is c/o Invivo Corporation, 4900 Hopyard Rd. Suite 210, Pleasanton, CA 94588

 (1) Each of the individuals included in the table has sole voting and investment power over the shares listed, subject to the right of his spouse, if any, under applicable community property laws.

 (2) Except as indicated, amounts do not reflect shares reserved for issuance for options granted under the Company's stock option plan or non-qualified stock option agreements.

 (3) Includes 113,986 shares of Common Stock owned by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder, 250,000 shares of Common Stock owned by the Pillar Charitable Remainder Unitrust, of which Mr. Goggio is the sole trustee, and 28,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (4) Includes 185,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (5) Includes 78,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (6) Includes 33,750 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (7) Includes 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (8) Includes 26,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

 (9) Includes 20,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(10) Includes 381,250 shares of Common stock issuable upon exercise of stock options exercisable within 60 days.

BOARD AND BOARD COMMITTEE MEETINGS

     During the year ended June 30, 1999, the Board of Directors held six meetings. All of the directors attended all of the Board meetings.

     During the year ended June 30, 1999, the Audit Committee of the Board of Directors held one meeting. Each Committee member attended the meeting. The Audit Committee recommends engagement of the Company's independent auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls and performs other related duties delegated to such Committee by the Board.

     During the year ended June 30, 1999, the Compensation Committee held one meeting. Each Committee member attended the meeting. The Compensation Committee determines the overall compensation policy for senior management of the Company, and recommends to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate.

     The Board has not established a nominating committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company as of June 30, 1999 whose total salary and bonus for the fiscal year ended June 30, 1999 exceeded $100,000 for services in all capacities to the Company and its subsidiaries during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION       LONG-TERM COMPENSATION AWARDS
                                             -------------------------   -------------------------------
                                                                         SECURITIES          ALL
                                             FISCAL                      UNDERLYING         OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY$   BONUS$   OPTIONS(#)   COMPENSATION($)(1)
        ---------------------------          ------   -------   ------   ----------   ------------------
James Hawkins..............................   1999    241,000   75,000     35,000           1,881
  President and Chief Executive Officer       1998    231,000   40,000         --           2,075
                                              1997    231,000       --     35,000           1,500
John F. Glenn..............................   1999    131,000   50,000     19,000           1,605
  Vice President of Finance/                  1998    125,000   30,000         --             969
  Chief Financial Officer                     1997    121,000       --     15,000           1,069
F. Larry Young.............................   1999    121,000   50,000     19,000           1,454
  Vice President of Operations                1998    115,000   25,000         --           1,150
                                              1997    111,000       --     15,000           1,224

NOTES:

(1) The amounts shown represent Company contributions to the Company's 401(k) Savings Plan.

                                 STOCK OPTIONS

     The following table sets forth the stock options granted to the named executive officers under the Company's 1994 Stock Option Plan during the fiscal year ended June 30, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          NUMBER OF      % OF TOTAL
                                         SECURITIES       OPTIONS
                                         UNDERLYING      GRANTED TO    EXERCISE OR                GRANT DATE
                                           OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
                 NAME                   GRANTED(#)(1)   FISCAL YEAR      ($/SH)         DATE      VALUE($)(2)
                 ----                   -------------   ------------   -----------   ----------   -----------
James Hawkins.........................     35,000           19.1%        $12.00       10/8/08      $262,150
John F. Glenn.........................     15,000            8.2%        $12.00       10/8/08      $112,350
                                            4,000            2.2%        $11.25        6/8/09      $ 28,720
F. Larry Young........................     15,000            8.2%        $12.00       10/8/08      $112,350
                                            4,000            2.2%        $11.25        6/8/09      $ 28,720

---------------
(1) Stock options granted on October 8, 1998 and June 8, 1999 become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third and fourth anniversary dates of the grant of the option. The term of each option is ten years.

(2) The Black-Scholes option pricing model was used assuming no dividend yield, a risk free rate of 5.0%, an expected stock price volatility of .71, a forfeiture rate of .05 and an average expected life of five years. This valuation is reported pursuant to the rules of the Securities and Exchange Commission and there can be no assurance that the actual share value of the options will approximate the value ascribed by the Black-Scholes model.

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended June 30, 1999 and the value of outstanding options held by such executive officers as of June 30, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                         NUMBER OF
                                                                        SECURITIES          VALUE OF
                                                                        UNDERLYING        UNEXERCISED
                                                                        UNEXERCISED       IN-THE-MONEY
                                                                      OPTIONS/SARS AT   OPTIONS/SARS AT
                                           SHARES                        FY-END(#)         FY-END($)
                                          ACQUIRED         VALUE       EXERCISABLE/       EXERCISABLE/
                NAME                   ON EXERCISE(#)   REALIZED($)    UNEXERCISABLE    UNEXERCISABLE(1)
                ----                   --------------   -----------   ---------------   ----------------
James Hawkins........................         --              --      185,000/35,000    1,446,250/43,750
John F. Glenn........................      2,500          23,595       26,500/19,000       92,938/26,250
F. Larry Young.......................      5,000          46,250       20,000/19,000       53,125/26,250

---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 1999 closing price of $13.125 per share of the Company's common stock as reported on The Nasdaq National Market.

                             DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers of the Company are entitled to receive fees of $600 for, and reimbursement for travel expenses incurred in connection with, each Board of Directors meeting attended, except for Ms. DeBuono who receives $1,500 for each board meeting attended. Ms. DeBuono also receives an annual retainer fee for consulting services of $10,000.

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono each received options to purchase 4,000 shares of the Company's Common Stock in fiscal 1999 pursuant to the automatic grant provisions of the 1994 Stock Option Plan. All elected directors will be entitled to receive additional annual grants of options to purchase 4,000 shares of Common Stock under the 1994 Stock Option Plan on the anniversary date of the annual meeting of stockholders and each year for as long as they serve as independent directors of the Company.

     During fiscal years 1997, 1998 and 1999, the Company paid annual fees of $64,700 to Mr. Goggio for business consulting services to the Company.

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by law.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goggio, Mr. Sarlo and Ms. DeBuono serve as the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee are an employee of the Company. Mr. Hawkins, the Company's President and CEO, served as a director of Pillar Corporation in fiscal 1999. Mr. Goggio is the President and Chairman of the Board of Pillar Corporation. See "Director Compensation" above for a description of options granted to, and consulting fees paid to, Messrs. Goggio and Sarlo and Ms. DeBuono.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE

     The Compensation Committee currently consists of Mr. Goggio and Mr. Sarlo and Ms. DeBuono. The Compensation Committee determines on an annual basis the cash compensation to be paid to the Chief Executive Officer and the senior executive officers of the Company. In doing so, the Compensation Committee is apprised of stock option awards made to these executives by the Board of Directors.

     The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the Compensation Committee are to provide levels of base compensation and bonuses that will attract and retain talented executive officers and align their interests with the success of the Company. The Company's executive officer compensation program is comprised of base salary, an annual cash bonus, and stock options. The Company's compensation policies seek to enhance the profitability of the Company and increase stockholder value.

BASE SALARIES

     The Company's policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers in other middle market companies (i.e. those with sales of $100 million or less) that are believed to be comparable for compensation purposes by the Compensation Committee. Adjustments to base compensation will generally be made based upon competitive market conditions as well as assigned responsibility and performance as measured against specific goals and objectives of the Company and individual employees. The Compensation Committee has not established a particular group or listing of generally comparable companies for this purpose and may evaluate different companies on a year to year basis.

BONUSES

     An integral part of the Company's compensation of senior executive officers has been the annual payment of cash bonuses. The amount of these bonuses is based in part on the review of compensation practices of comparable size companies referred to in the above paragraph. Further, the amount of bonuses in any year is significantly dependent on the Company's operating performance relative to its goals, as well as to other considerations that may be deemed relevant in any given year or instance by the Compensation Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the compensation of Mr. Hawkins, the Compensation Committee evaluated Mr. Hawkins' responsibilities and performance and the overall results of the Company to determine the total compensation paid. Mr. Hawkins' base compensation level increased to $241,000 for fiscal 1999 as compared to $231,000 for fiscal 1998. For fiscal 1999, Mr. Hawkins received a bonus of $75,000 under the executive bonus plan. The bonus in fiscal 1999 was due to the increase in profitability in fiscal 1999 as compared to fiscal 1998.

        Ernest C. Goggio, Chairman     George Sarlo     Laureen DeBuono

                           BOARD OF DIRECTORS REPORT

     The Board of Directors administers the stock option plans including the grants of stock options.

     The specific objective of the Stock Option Plan is to align the long-term interests of the Company's officers and employees with those of stockholders by creating a strong link between executive pay and stockholder return. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Board of Directors makes specific awards of options based on an individual's ability to impact Company-wide performance and in light of the total compensation appropriate for the individual's position. A total of 73,000 stock options were granted to executive officers in fiscal 1999. Of these stock options, 35,000 were granted to Mr. Hawkins. Mr. Hawkins had not received a stock option grant since November of 1996. The Board also took into consideration the Company's improved operating results.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of their initial ownership of the Company's Common Stock and subsequent changes in such ownership with the Securities and Exchange Commission (the "SEC") within prescribed time periods. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms filed.

     Based solely on review of copies of SEC Forms 3, 4, and 5, and any amendments to such forms furnished to the Company, Messrs. Hawkins, Sarlo, Susi, Glenn and Young and Ms. DeBuono were late in filing a Form 5 regarding one stock option grant in fiscal 1999.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and to the NASDAQ Non-Financial Index. Given the diversity of its businesses, the Company was unable to identify a peer group of companies based on a common business. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at June 30, 1994 and that all dividends were reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                           AMONG INVIVO CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                                                                                  NASDAQ STOCK                 NASDAQ NON-
                                                   INVIVO CORPORATION             MARKET (U.S.)                 FINANCIAL
                                                   ------------------             -------------                -----------
6/94                                                     100.00                      100.00                      100.00
6/95                                                     113.58                      133.48                      137.43
6/96                                                     103.70                      171.38                      174.47
6/97                                                      76.54                      208.43                      204.98
6/98                                                     130.86                      274.43                      267.67
6/99                                                     129.63                      392.16                      393.94

---------------
* $100 INVESTED ON 6/30/94 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING JUNE 30.

                                   PROPOSAL 2

                APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

     In October 1994, the Company adopted an Incentive Stock Option Plan (the "Plan"). The options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Plan is designed to enhance the Company's ability to attract and retain qualified employees, directors and consultants. In addition, the Plan is designed to provide an inducement to selected employees and other persons to advance the interests of the Company by providing or increasing the ownership interest of such persons in the Company. Approximately 300 people are currently eligible to participate in the Plan which includes directors, non-director officers, and employees including officers who are not executive officers. The Plan is interpreted and is administered by the Board of Directors which has the authority to determine the recipients of options under the Plan, the time of grant of the options, and the number of shares covered by the grant and certain other terms and provisions of each option granted. Any rights granted under the Plan must be granted within ten years of the Plan's effective date of October 6, 1994.

     Each person who was a director and not an employee of the Company on the date of adoption of the Plan received a non-qualified stock option covering 8,000 shares of Common Stock of the Company. Thereafter, each director of the Company who is not an employee of the Company receives a non-qualified stock option covering 4,000 shares of Common Stock of the Company immediately following each annual meeting of stockholders of the Company (provided that a person whose term expires on such day and who is not reelected to the Board of Directors shall not receive such an option). Each such option has an exercise price equal to the fair market value of the Common Stock of the Company on the date of the annual meeting to which it relates. Each of the non-employee nominees for director at this meeting who is elected will receive a non-qualified option covering 4,000 shares.

     Unless the stock option agreement executed by the optionee expressly otherwise provides, (i) an option granted to an officer or other key employee or consultant shall become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third, and fourth anniversary dates of the grant of the option, (ii) an option granted to a director who is not an employee of the Company shall become exercisable on a cumulative basis as to one-half of the total number of shares covered thereby on each of the first and second anniversary dates of the date of grant of the option, and (iii) an option shall not be exercisable after the expiration of ten years from the date of grant. Any option granted to an executive officer or director of the Company shall in no event be exercisable until the elapse of six months from the date of its grant.

     The exercise price for incentive stock options granted under the Plan may not be less than 100% of the fair market value of the underlying shares as of the date of grant, provided that if the recipient holds 10% or more of the aggregate voting power of the Company, then the exercise price must not be less than 110% of such fair market value. The exercise price of any non-qualified stock option shall not be less than 85% of the fair market value of the underlying shares on the date of grant. On September 30, 1999, the closing sale price of Invivo's Common Stock as reported on the NASDAQ Stock Market was $12.69 per share. Payment of the exercise price shall be made in cash or in shares of the outstanding Common Stock of the Company which have been held by the optionee for at least six months (or such other period as is specified by the Board of Directors) or in a combination of cash and such stock, except that the Board of Directors in its sole discretion may authorize payment by any optionee (for all or part of his or her purchase price) by a promissory note or such other form of legal consideration that may be acceptable to the Board of Directors. Payment may also be made by delivering a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the purchase price, and, if required, the amount of any federal, state, local or foreign withholding taxes.

     The grant of an incentive stock option should have no tax effect on the Company or the optionee to whom it is granted, and there generally is no tax upon exercise of the option. If an optionee does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercise price and the value of the stock at the date of exercise and (b) the amount realized on disposition over the purchase price is treated as compensation to the optionee taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the optionee receives ordinary income by reason of the optionee's sale of shares.

     The grant of a non-qualified stock option under the 1994 Option Plan also should have no tax effect on the company or the recipient of the grant. The spread between the exercise price and the market value of the Company's Common Stock on the date of exercise of a non-qualified option is taxable to the optionee as ordinary income on the exercise of the option, and the Company has a corresponding deduction.

     Stockholder approval is required to increase the aggregate number of shares of the Company's Common Stock subject to options that may be granted under the Plan. The Plan currently provides for the grant of options to purchase an aggregate of 600,000 shares of the Company's Common Stock. Options to purchase 599,675 shares have been granted and are outstanding under the Plan as of September 30, 1999, of which 262,000 of such options were granted to directors and 92,000 to non-director officers.

     The Plan does not require that awards be made to any particular person or persons other than the annual awards to non-employee directors. By way of background, during fiscal 1999, options to purchase 183,000 shares were awarded under the Plan. The number of shares subject to options granted to the Named Executive Officers under the Plan is set forth in the table above under "Executive Compensation-Option Grants in Last Fiscal Year."

     The Company's Board of Directors has approved and submitted to the stockholders of the Company amendments to the Plan to increase by 200,000 shares (to an aggregate of 800,000 shares) the number of shares of the Company's Common Stock subject to options that may be granted under the Plan.

     The amendment to the Plan requires approval by a majority of the outstanding shares of Common Stock of the Company represented at the annual meeting.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                 VOTE IN FAVOR OF THESE AMENDMENTS TO THE PLAN

                                   PROPOSAL 3

            RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent public auditors for the year ended June 30, 2000, and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company's financial statements since 1985. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent public auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.

     Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the votes attributable to outstanding shares present or represented at the Annual Meeting will be required to ratify the selection of KPMG LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF THE PROPOSAL

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of stockholders must be received by the Company no later than July 17, 2000 in order to be included in the proxy statement and proxy relating to that meeting.

     In addition, proposals of the Company's stockholders that such stockholders intend to present at that meeting, but not include in the Company's proxy statement and form of proxy, must be received by the Company's Secretary at the Company's offices at Hopyard Road, Suite 210, Pleasanton, California 94588, no later than September 30, 2000. In the event that the Company does not receive timely notice with respect to such a proposal, the proxy holders named by the Company's Board of Directors for such meeting will exercise their discretionary voting power on such proposal.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the Annual Meeting it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary

November 15, 1999

                               INVIVO CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Ernest C. Goggio and James B. Hawkins, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.01 par value, of INVIVO CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Invivo Corporation, to be held on December 9, 1999 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Drive, Suite 210, Pleasanton, California, and any adjournments thereof, upon the following matters:



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

                                      FOR ALL                    FOR ALL                  WITHHOLD AUTHORITY
                                     Nominees                   Nominees                    do not vote for
                                   Listed Below        Except as Crossed Out Below           any nominees

1. To elect directors.                  [ ]                        [ ]                            [ ]

   INSTRUCTION: To withhold
   authority for any individual
   nominees, cross out the
   nominee's name in the
   following list:

   Ernest C. Goggio, James B.
   Hawkins, George Sarlo,
   Laureen DeBuono, Roger Susi

2. To amend the Company's Stock         FOR                      AGAINST                        ABSTAIN
   Option Plan to increase by           [ ]                        [ ]                            [ ]
   200,000 the number of shares
   covered by the plan.

3. To ratify the selection of           FOR                      AGAINST                        ABSTAIN
   KPMG LLP as independent              [ ]                        [ ]                            [ ]
   public auditors of the
   Company.

4. With discretionary authority
   on such matters as may
   properly come before the
   meeting.

                       MARK HERE FOR
                    ADDRESS CHANGE AND  [ ]
                       NOTE AT LEFT

         The shares covered by this proxy will be voted in accordance with the choices made. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, AND 4.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.



Signature of Stockholder(s):______________________________ Dated:_________, 1999